Exhibit 23.1

CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements of PMC-Sierra, Inc. on Form S-3 (Nos. 333-51396, 333-44204, 333-42308, 333-35024,
333-34648,  333-31450,  333-86951,  333-55989,  333-15519,  33-86930,  33-90392,
33-96620, 33-97490, and 33-50958) and in the Registration Statements of PMC-Sierra, Inc. on Form S-8 (Nos. 333-56244, 333-45118, 333-40508, 333-44212,
333-48110,  333-35276,  333-34622,  333-94999,  333-92885, 333-87039, 333-55983,
333-55991,  33-41027,  333-34671,  333-13387,  33-88992,  333-13359,  333-13357,
33-80988 and 33-94790) of our report dated January 19, 2001, appearing in this Annual Report of PMC-Sierra, Inc. on Form 10-K for the year ended December 31, 2000.


/s/ Deloitte & Touche LLP

Vancouver, British Columbia, Canada
March 28, 2001